Exhibit 99.1

Walgreens Boots Alliance Fiscal 2021 Second Quarter Results Exceed Expectations

Company Raises Guidance for Fiscal Year

Second quarter results, year-over-year, including discontinued operations

•

Total earnings per share (EPS), including discontinued operations, increased 10.9 percent to $1.19, compared to $1.07 in the year-ago quarter; total adjusted EPS decreased 7.5 percent to $1.40, down 8.2 percent on a constant currency basis

Second quarter results, year-over-year, from continuing operations

•	Sales increased 4.6 percent to $32.8 billion, up 3.5 percent on a constant currency basis, excluding sales from discontinued operations of $4.8 billion

•

EPS from continuing operations increased 8.7 percent to $1.06; continuing operations adjusted EPS decreased 10.1 percent to $1.26, down 10.8 percent on a constant currency basis, reflecting an estimated adverse COVID-19 impact of 40 to 45 cents per share

Additional highlights

•

Net cash provided by operating activities in the first half of fiscal 2021 was $2.6 billion, an increase of $72 million compared with the same period a year ago; Free cash flow was $1.9 billion, up $85 million year-over-year

•	Walgreens has administered more than 8 million COVID-19 vaccines to date, including 4 million in March

Fiscal 2021 outlook

•	Company raised guidance to mid-to-high single digit growth in constant currency adjusted EPS from both total and continuing operations

CEO Transition

•

On March 15, Rosalind Brewer succeeded Stefano Pessina as the company’s chief executive officer and joined the WBA board of directors; Pessina transitioned to the role of executive chairman of the board

$6.5 billion divestiture of Alliance Healthcare on schedule to close before the end of fiscal 2021

•	Financial presentation changes: assets being divested are moved to discontinued operations

DEERFIELD, Ill., March 31, 2021—Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the second quarter of fiscal 2021, which ended Feb. 28, 2021.

“Overall, we have achieved a good financial quarter with results well ahead of expectations, despite significant impacts from COVID-19, and we have raised our full-year EPS guidance. I am optimistic about our ability to drive sustainable, long-term value for our shareholders, while acknowledging that there is still work to be done to stabilize the base business,” said Brewer. “I will continue to review closely all our initiatives, strategies and opportunities to capitalize fully on the incredible potential in front of us. Our team will move swiftly and decisively to best serve the needs of our patients, customers and communities around the world, at this critical time and beyond.”

Financial Reporting Revisions for Pending Disposition of Alliance Healthcare Businesses

On Jan. 6, 2021, WBA announced the sale of the majority of the company’s Alliance Healthcare business and a portion of the Retail Pharmacy International segment’s businesses in Europe to AmerisourceBergen for $6.5 billion. Upon closing, the company will account for the transaction as a business disposition. Until closing, the related assets, liabilities and operating results will be reported as discontinued operations and are reflected as such in the company’s second quarter financial results. As a result of the transaction, the company has reorganized its remaining businesses into two reportable operating segments, United States and International. Corporate-related overhead costs are recorded separately and included in consolidated continuing operations.

Overview of Second Quarter Results

WBA had fiscal 2021 second quarter sales from continuing operations of $32.8 billion, an increase of 4.6 percent from the year-ago quarter, and an increase of 3.5 percent on a constant currency basis1, reflecting strong International segment growth, aided by the company’s joint venture in Germany, and the United States segment.

Operating income from continuing operations was $832 million in the second quarter, compared with $1.1 billion in the same quarter a year ago. Adjusted operating income from continuing operations was $1.2 billion, a decrease of 22.5 percent on a reported currency basis and a decrease of 22.9 percent on a constant currency basis. The decreases reflect adverse COVID-19 impacts in the United States and International markets partly offset by cost savings related to the company’s Transformational Cost Management Program.

Total net earnings attributable to WBA, including discontinued operations, increased 8.4 percent compared with the same quarter a year ago to $1.0 billion, reflecting a gain from the sale of a portion of the company’s equity method investment in Option Care Health and a lower effective tax rate driven by discrete items, partly offset by lower operating income. Total adjusted net earnings in constant currency decreased 10.2 percent to $1.2 billion.

Total earnings per share2 (EPS) in the second quarter increased 10.9 percent to $1.19, compared to $1.07 in the year-ago quarter. Total adjusted EPS decreased 7.5 percent to $1.40, down 8.2 percent on a constant currency basis.

Net earnings from continuing operations in the second quarter increased 6.3 percent compared with the same quarter a year ago to $922 million. Adjusted net earnings from continuing operations decreased 12.1 percent to $1.1 billion, down 12.8 percent on a constant currency basis, compared with the same quarter a year ago.

EPS from continuing operations increased 8.7 percent to $1.06. Adjusted EPS from continuing operations was $1.26 compared with $1.41 the same quarter a year ago, a decrease of 10.1 percent on a reported basis and a decrease of 10.8 percent on a constant currency basis.

Net cash provided by operating activities was $1.4 billion in the second quarter and free cash flow was $1.1 billion, a $5 million decrease compared to the year-ago quarter.

Overview of Fiscal 2021 Year-to-Date Results

Sales from continuing operations in the first six months of fiscal 2021 were $64.2 billion, an increase of 4.8 percent from the same period a year ago, and an increase of 4.0 percent on a constant currency basis1.

Operating income from continuing operations in the first six months of fiscal 2021 was $298 million, a decrease of 85.5 percent from the same period a year ago mostly due to a charge in the first quarter from the company’s equity earnings in AmerisourceBergen. Adjusted operating income from continuing operations in the first six months of the fiscal year was $2.4 billion, a decrease of 17.2 percent from the same period a year ago on a reported basis, down 17.6 percent on a constant currency basis.

For the first six months of fiscal 2021, total net earnings attributable to WBA, including discontinued operations, decreased 59.9 percent compared with the same period a year earlier, to $718 million. Total adjusted net earnings in constant currency decreased 12.2 percent to $2.3 billion.

Total EPS2, including discontinued operations, decreased 58.8 percent to $0.83. Total adjusted EPS decreased 9.3 percent to $2.62, down 9.8 percent on a constant currency basis.

In the same time period, net earnings from continuing operations decreased 67.5 percent compared with the same period a year earlier, to $531 million. Adjusted net earnings from continuing operations decreased 13.7 percent compared with the same period a year ago, to $2.0 billion, down 14.3 percent on a constant currency basis.

EPS from continuing operations for the first six months of fiscal 2021 decreased 66.7 percent to $0.61, compared with the same period a year ago. Adjusted EPS from continuing operations was $2.36, a decrease of 11.4 percent on a reported basis and a decrease of 12.0 percent on a constant currency basis reflecting adverse COVID-19 impacts of 70 to 75 cents per share.

Net cash provided by operating activities was $2.6 billion in the first six months of fiscal 2021, an increase of $72 million from the same period last year, and free cash flow was $1.9 billion, an increase of $85 million from the same period a year ago.

Company Outlook

The company raised fiscal 2021 guidance to mid-to-high single digit growth in constant currency adjusted EPS from both total and continuing operations. Previous guidance was for low single-digit growth. The revised guidance reflects first-half performance above expectations and anticipated strong growth in the second half of the fiscal year. The situation continues to be fluid in the second half due to COVID-19.

Fighting the Pandemic

Walgreens and Boots UK pharmacists continue to play a critical role on the front lines of the pandemic, including the following examples through March to date.

•	Walgreens has administered more than 8 million COVID-19 vaccinations including 4 million in March, and has provided some 5 million COVID-19 tests.

•	Working closely with the National Health Service (NHS), Boots UK has supported more than 2.6 million COVID-19 tests at 66 sites and has launched 25 major vaccination hubs at Boots stores.

Selected Highlights of Progress on Strategic Priorities:

•	Creating neighborhood health destinations around a more modern pharmacy

•	WBA established internally a technology-enabled healthcare startup, aimed at developing an integrated digital and physical consumer-centric healthcare delivery model.

•	Walgreens is on track to open 40 Village Medical at Walgreens locations by the end of the summer.

•	Accelerating digitalization

•	Walgreens digitally initiated retail sales increased 78 percent in the second quarter compared with the year-ago quarter.

•	WBA made a majority investment in pharmacy automation solutions company iA to support its expansion and further development, aiming to improve pharmacy efficiency and free up pharmacists’ time.

•	Walgreens Find Care platform use increased to nearly 70 million visits in the second quarter, mostly driven by COVID-19 testing and vaccinations.

•	Transforming and restructuring the company’s retail offering

•	MyWalgreens membership grew to 56 million, an increase of more than 40 percent since the start of the calendar year.

•

As part of its continued focus on creating alternative profit streams, Walgreens expanded its financial services business strategy, announcing it will launch a range of services including credit cards and a digital bank account with debit card access.

•	Walgreens launched nationwide rollout of same-day delivery with Instacart.

•	More than 4 million orders have been completed since the launch of Walgreens same-day pick-up.

•	Boots UK online sales doubled in the second quarter.

•	Driving the Transformational Cost Management Program

•	The company is on track to deliver in excess of $2 billion in annual cost savings by fiscal 2022.

Business Segments

United States:

The United States segment had second quarter sales of $27.3 billion, an increase of 0.4 percent from the year-ago quarter, including the adverse impact of store optimization programs and the 2020 leap day. Comparable sales increased 2.0 percent from the year-ago quarter reflecting a 4.5 percent increase in comparable pharmacy sales and a 3.5 percent decline in comparable retail sales.

Within comparable sales, prescriptions filled in the second quarter decreased 1.1 percent from a year earlier, including a combined negative impact of 480 basis points from an exceptionally weak cough, cold and flu season and reduced doctor visits. Total prescriptions filled in the quarter decreased 2.8 percent, compared with the same quarter a year earlier. The number of prescriptions filled was 288.5 million, including immunizations, adjusted to 30-day equivalents. Pharmacy sales, which accounted for 74.9 percent of the segment’s sales in the quarter, increased 3.0 percent compared with the year-ago quarter.

The segment’s retail prescription market share on a 30-day adjusted basis in the second quarter decreased approximately 30 basis points over the year-ago quarter to 20.9 percent, as reported by IQVIA, including the impact of store optimization programs.

Retail sales decreased 6.6 percent in the second quarter compared with the year-ago period, including adverse impacts from the store optimization programs and the 2020 leap day.

Comparable retail sales decreased 3.5 percent compared with the same quarter a year ago, reflecting the weaker cough, cold and flu season, which negatively impacted growth by 350 basis points. Comparable retail sales, excluding tobacco and e-cigarettes, decreased 2.7 percent. Within comparable retail sales, discretionary categories continued to decline, with beauty decreasing 8.8 percent. Excluding the impact of seasonal flu, sales in the health and wellness category increased 9.1 percent.

Gross profit decreased 2.2 percent compared with the same quarter a year ago and adjusted gross profit decreased 3.2 percent, in both cases primarily driven by pharmacy reimbursement pressure, retail volume and pharmacy volume, partly offset by pharmacy procurement, COVID-19 vaccines and testing, and retail margin.

Second quarter SG&A increased by 3.3 percent, and adjusted SG&A increased by 2.1 percent, reflecting COVID-19 related costs, including approximately $80 million of costs relating to roll-out of the vaccination program, as well as higher growth investments. These increases were partly offset by cost savings related to the Transformational Cost Management Program.

Operating income in the second quarter decreased 21.8 percent to $828 million from the year-ago quarter. Adjusted operating income decreased 18.2 percent, to $1.2 billion, reflecting COVID-19 related impacts and pharmacy reimbursement pressure, partly offset by pharmacy procurement and cost savings from the Transformational Cost Management Program.

International:

The International segment had second quarter sales of $5.4 billion, an increase of 32.6 percent from the year-ago quarter, including a favorable currency impact of 8.7 percent. Sales increased 23.9 percent on a constant currency basis, entirely due to the company’s new joint venture in Germany, which was consolidated as of November 2020. Excluding incremental sales from the joint venture, International segment sales on a constant currency basis declined 9.9 percent, mainly due to a 17.8 percent decrease in Boots UK sales resulting from COVID-19 related impacts.

Boots UK comparable pharmacy sales increased 3.2 percent compared to the year-ago quarter, reflecting favorable timing of National Health Service (NHS) reimbursement, and stronger pharmacy services, which mitigated the impact of lower prescription volume.

Boots UK comparable retail sales decreased 17.9 percent compared to the year-ago quarter. COVID-19 continued to impact footfall, particularly in major high streets, and in train stations and airports. The recovery in footfall trends seen in early autumn was set back by the re-introduction of stricter restrictions beginning in November. However, Boots.com continued to perform very strongly with sales up 105 percent compared with the year-ago quarter, partially offsetting the reduced footfall.

Boots UK continued to gain market share in the beauty category, but restrictions due to the pandemic impacted all other categories, reflecting the shift in buying habits to one-stop grocery shopping.

Gross profit decreased 9.2 percent compared with the same quarter a year ago, including a favorable currency impact of 4.2 percent. Adjusted gross profit decreased 13.4 percent on a constant currency basis reflecting lower UK retail sales and pharmacy volumes, partly offset by the favorable timing of NHS reimbursement and by incremental gross profit associated with the Germany joint venture.

SG&A in the quarter decreased 7.2 percent from the prior year quarter to $973 million, including an adverse currency impact of 4.2 percent. On a constant currency basis, adjusted SG&A decreased 9.6 percent. Both decreases reflect short-term cost mitigation actions and cost savings from the Transformational Cost Management Program, partly offset by higher SG&A associated with the formation of the Germany joint venture.

Operating income decreased 24.0 percent to $106 million, including a favorable currency impact of 4.4 percent. On a constant currency basis, adjusted operating income decreased 31.8 percent, reflecting strict COVID-19 restrictions in the UK, partly offset by decisive cost management actions and strong Boots.com performance.

Conference Call

WBA will hold a conference call to discuss the second quarter results beginning at 8:30 a.m. Eastern time today, March 31, 2021. The conference call will be simulcast through the WBA investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, March 31 through April 7, 2021, by calling +1 800 585 8367 within the U.S. and Canada, or +1 416 621 4642 outside the U.S. and Canada, using replay code 1550649.

[1]

Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and free cash flow.

[2]	All references to net earnings are to net earnings attributable to WBA and all references to EPS are to diluted EPS attributable to WBA.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future operating, financial and tax performance and results (including those under “Company Outlook” and “Selected Highlights of Progress on

Strategic Priorities” above), the expected execution and effect of our business strategies, the potential impacts on our business of the spread and effects of the COVID-19 pandemic, including the estimated impacts herein, the closing of the sale of our Alliance Healthcare business to AmerisourceBergen, our cost-savings and growth initiatives, pilot programs, strategic partnerships and initiatives, and restructuring activities and the amounts and timing of their expected impact and the delivery of annual cost savings are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “transform,” “accelerate,” “model,” “long-term,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the spread and impacts of COVID-19, any mutations thereof or future pandemic and the acceptance and effectiveness of any therapies or vaccines related thereto, our ability to access therapies and vaccines on time and in quantities to meet consumer demand and our ability to process and distribute such therapies and vaccines efficiently, the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, including the timing and amount of reimbursements for COVID-19 vaccinations, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve operating, financial and tax results in the amounts and at the times anticipated, the inherent risks, challenges and uncertainties associated with forecasting financial results of large, complex organizations in rapidly evolving industries, particularly over longer time periods, and during periods with increased volatility and uncertainties, our supply, commercial and framework arrangements and transactions with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, circumstances that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with restructuring initiatives will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks associated with the withdrawal of the United Kingdom from the European Union, risks relating to looting and vandalism in regions in which we operate and the scope and magnitude of any property damage, inventory loss or other adverse impacts, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks relating to the terms, timing, and magnitude of any share repurchase activity, the risks associated with international business operations, including international trade policies, tariffs, including tariff negotiations between the United States and China, and relations, the risks associated with cybersecurity or privacy breaches related to customer information, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, risks related to competition, including changes in market dynamics, participants, product and service offerings, retail formats and competitive positioning, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the asset acquisition from Rite Aid and the sale of our Alliance Healthcare business to AmerisourceBergen, the risks associated with the integration of complex businesses, the impact of regulatory restrictions and outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2020 and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements.

Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail and wholesale pharmacy, touching millions of lives every day through dispensing and distributing medicines, its convenient retail locations, digital platforms and health and beauty products. The company has more than 100 years of trusted health care heritage and innovation in community pharmacy and pharmaceutical wholesaling.

Including equity method investments, WBA has a presence in more than 25 countries, employs more than 450,000 people and has more than 21,000 stores.

WBA’s purpose is to help people across the world lead healthier and happier lives. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA is a Participant of the United Nations Global Compact and adheres to its principles-based approach to responsible business. WBA is included in FORTUNE’s 2021 list of the World’s Most Admired Companies.* This is the 28th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list

More company information is available at www.walgreensbootsalliance.com.

*© 2021, Fortune Media IP Limited. Used under license.

(WBA-ER)

Media Relations	Contact

U.S. / Morry Smulevitz	+1 847 315 0517
International	+44 (0)20 7980 8585

Investor Relations	Contact

Gerald Gradwell and Jay Spitzer	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended		Six months ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Sales	$32,779	$31,336	$64,217	$61,247
Cost of sales	25,998	24,318	50,806	47,453

Gross profit	6,781	7,017	13,411	13,794
Selling, general and administrative expenses	6,029	5,909	11,820	11,778
Equity earnings (loss) in AmerisourceBergen	80	28	(1,293)	41

Operating income	832	1,136	298	2,057
Other income	251	28	313	64

Earnings before interest and tax	1,083	1,164	611	2,121
Interest expense, net	137	156	272	315

Earnings before tax	946	1,008	339	1,806
Income tax provision (benefit)	42	149	(165)	172
Post tax earnings (loss) from other equity method investments	13	12	29	(1)

Net earnings from continuing operations	918	870	532	1,633
Net earnings from discontinued operations	107	81	194	160

Net earnings	1,025	952	726	1,793
Net earnings (loss) attributable to noncontrolling interests - continuing operations	(4)	3	1	(3)
Net earnings attributable to noncontrolling interests - discontinued operations	3	2	7	5

Net earnings attributable to Walgreens Boots Alliance, Inc.	1,026	946	718	1,791

Net earnings attributable to Walgreens Boots Alliance, Inc.:
Continuing operations	$922	$867	$531	$1,636
Discontinued operations	104	79	187	155

Total	$1,026	$946	$718	$1,791

Basic earnings per common share:
Continuing operations	$1.07	$0.98	$0.61	$1.84
Discontinued operations	0.12	0.09	0.22	0.17

Total	$1.19	$1.07	$0.83	$2.02
Diluted earnings per common share:
Continuing operations	$1.06	$0.98	$0.61	$1.84
Discontinued operations	0.12	0.09	0.22	0.17

Total	$1.19	$1.07	$0.83	$2.01
Weighted average common shares outstanding:
Basic	864.2	884.5	864.7	887.9
Diluted	865.6	885.5	865.7	889.1

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	February 28, 2021	August 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,030	$469
Accounts receivable, net	4,878	4,110
Inventories	8,541	7,917
Other current assets	796	598
Assets of discontinued operations - current	10,839	4,979

Total current assets	26,084	18,073
Non-current assets:
Property, plant and equipment, net	12,588	12,796
Operating lease right-of-use assets	21,908	21,453
Goodwill	12,468	12,013
Intangible assets, net	10,486	10,072
Equity method investments	6,202	7,204
Other non-current assets	1,183	581
Assets of discontinued operations - non-current	—	4,983

Total non-current assets	64,836	69,101
Total assets	$90,920	$87,174

Liabilities, redeemable noncontrolling interest and equity
Current liabilities:
Short-term debt	$5,161	$3,265
Trade accounts payable	11,009	10,145
Operating lease obligation	2,360	2,358
Accrued expenses and other liabilities	6,400	5,861
Income taxes	89	95
Liabilities of discontinued operations - current	6,228	5,347

Total current liabilities	31,246	27,070
Non-current liabilities:
Long-term debt	10,998	12,203
Operating lease obligation	22,134	21,765
Deferred income taxes	1,232	1,367
Other non-current liabilities	3,374	3,222
Liabilities of discontinued operations - non-current (see note 2)	—	412

Total non-current liabilities	37,739	38,968

Redeemable noncontrolling interest	309	—
Total equity	21,625	21,136
Total liabilities, redeemable noncontrolling interest and equity	$90,920	$87,174

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Six months ended
	February 28, 2021	February 29, 2020
Cash flows from operating activities:
Net earnings	$726	$1,793
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	948	969
Deferred income taxes	(264)	(45)
Stock compensation expense	70	67
Equity (earnings) loss from equity method investments	1,253	(47)
Gain on sale of equity method investment	(191)	—
Other	(104)	37
Changes in operating assets and liabilities:
Accounts receivable, net	(556)	(324)
Inventories	(248)	(242)
Other current assets	(9)	56
Trade accounts payable	743	555
Accrued expenses and other liabilities	254	139
Income taxes	(53)	(355)
Other non-current assets and liabilities	(12)	(119)

Net cash provided by operating activities	2,556	2,484
Cash flows from investing activities:
Additions to property, plant and equipment	(692)	(705)
Proceeds from sale-leaseback transactions	452	333
Proceeds from sale of other assets	269	37
Business, investment and asset acquisitions, net of cash acquired	(1,314)	(286)
Other	(71)	3

Net cash used for investing activities	(1,356)	(617)
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	350	(655)
Proceeds from debt	6,538	9,860
Payments of debt	(6,503)	(9,465)
Stock purchases	(110)	(913)
Proceeds related to employee stock plans	21	28
Cash dividends paid	(808)	(857)
Other	(134)	(82)

Net cash used for financing activities	(647)	(2,085)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	13	(1)
Changes in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	566	(218)
Cash, cash equivalents and restricted cash at beginning of period	746	1,207

Cash, cash equivalents and restricted cash at end of period	$1,311	$988

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. Please refer to the notes to the “Net Earnings and Diluted Net Earnings (Loss) Per Share” reconciliation table on page 14 for definitions of non-GAAP financial measures and related adjustments presented in this press release.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the company’s United States and International segments, comparable sales are defined as sales from stores that have been open for at least 12 consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster in the past 12 months as well as e-commerce sales. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable stores for the first 12 months after the relocation. Acquired stores are not included as comparable sales for the first 12 months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. Comparable retail sales for previous periods have been restated to include e-commerce sales. The method of calculating comparable sales varies across the retail industry. As a result, the company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The company considers certain metrics, including all comparable metrics, number of prescriptions, number of 30-day equivalent prescriptions and number of locations at period end, to be key performance indicators because the company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

NET EARNINGS (LOSS) AND DILUTED NET EARNINGS (LOSS) PER SHARE

	Three months ended		Six months ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Net earnings attributable to Walgreens Boots Alliance, Inc. - continuing operations (GAAP)	$922	$867	$531	$1,636
Adjustments to operating income:
Adjustments to equity earnings (loss) in AmerisourceBergen[1]	45	73	1,526	152
Transformational cost management[2]	178	118	278	198
Acquisition-related amortization[3]	114	98	209	197
Certain legal and regulatory accruals and settlements[4]	60	—	60	—
LIFO provision[5]	2	28	35	61
Acquisition-related costs[6]	(5)	99	16	223
Store optimization[2]	—	30	—	39

Total adjustments to operating income	393	445	2,124	869
Adjustments to other income:
Net investment hedging (gain) loss[7]	(7)	7	1	(4)
Gain on sale of equity method investment[8]	(191)	—	(191)	(1)

Total adjustments to other income	(199)	6	(190)	(5)
Adjustments to income tax provision (benefit):
U.S. tax law changes[9]	—	—	—	(6)
Tax impact of adjustments[9]	(52)	(90)	(113)	(170)
Equity method non-cash tax[9]	20	1	(326)	(1)

Total adjustments to income tax provision (benefit)	(33)	(89)	(439)	(177)
Adjustments to post tax equity earnings from other equity method investments:
Adjustments to equity earnings in other equity method investments[10]	24	15	37	43

Total adjustments to post tax equity earnings from other equity method investments	24	15	37	43
Adjustments to net earnings (loss) attributable to noncontrolling interests:
Transformational cost management[2]	3	—	2	—
LIFO provision[5]	(3)	—	(6)	—
Acquisition-related amortization[3]	(12)	—	(16)	—

Total adjustments to net earnings (loss) attributable to noncontrolling interests	(13)	—	(20)	—

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. - continuing operations (Non-GAAP measure)	$1,095	$1,246	$2,043	$2,367

Net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations (GAAP)	$104	$79	$187	$155
Acquisition-related amortization[3]	7	$19	28	$38
Acquisition-related costs[6]	8	$—	10	$—
Transformational cost management[2]	4	$5	9	$11
Tax impact of adjustments[9]	(6)	$(7)	(11)	$(7)

Total adjustments to net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations	14	$17	36	$42

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations (Non-GAAP measure)	$119	$97	$223	$198

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. - (Non-GAAP measure)	1,214	$1,343	2,266	$2,565

	Three months ended		Six months ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Diluted net earnings per common share - continuing operations (GAAP)	$1.06	$0.98	$0.61	$1.84
Adjustments to operating income	0.45	0.50	2.45	0.98
Adjustments to other income	(0.23)	0.01	(0.22)	(0.01)
Adjustments to income tax provision (benefit)	(0.04)	(0.10)	(0.51)	(0.20)
Adjustments to equity earnings in other equity method investments[10]	0.03	0.02	0.04	0.05
Adjustments to net earnings (loss) attributable to noncontrolling interests	(0.01)	—	(0.02)	—

Adjusted diluted net earnings per common share - continuing operations (Non-GAAP measure)	$1.26	$1.41	$2.36	$2.66

Diluted net earnings per common share - discontinued operations (GAAP)	$0.12	$0.09	$0.22	$0.17
Total adjustments to net earnings (loss) attributable to Walgreens Boots Alliance, Inc. – discontinued operations	0.02	0.02	0.04	0.05

Adjusted diluted net earnings per common share - discontinued operations (Non-GAAP measure)	$0.14	$0.11	$0.26	$0.22

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.40	$1.52	$2.62	$2.88

Weighted average common shares outstanding, diluted (in millions)	865.6	885.5	865.7	889.1

[1]

Adjustments to equity earnings (loss) in AmerisourceBergen consist of the Company’s proportionate share of non-GAAP adjustments reported by AmerisourceBergen consistent with the Company’s non-GAAP measures. The Company recognized equity losses in AmerisourceBergen of $1,373 million during the three months ended November 30, 2020. These equity losses are primarily due to AmerisourceBergen recognition of $5.6 billion, net of tax, charges related to its ongoing opioid litigation in its financial statements for the three months period ended September 30, 2020.

[2]

Transformational Cost Management Program and Store Optimization Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded within selling, general and administrative expenses. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[3]

Acquisition-related amortization includes amortization of acquisition-related intangible assets and inventory valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangibles assets such as customer relationships, trade names, trademarks and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the company’s GAAP financial statements, the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within selling, general and administrative expenses. Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of the inventory reflects cost of acquired inventory and a portion of the expected profit margin. The acquisition-related inventory valuation adjustments excludes the expected profit margin component from cost of sales recorded under the business combination accounting principles.

[4]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within selling, general and administrative expenses.

[5]

The company’s United States segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if the United States segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the company cannot control the amounts recognized or timing of these items.

[6]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include all charges incurred on certain mergers, acquisition and divestitures related activities, for example, including costs related to integration efforts for successful merger, acquisition and divestitures activities. These charges are primarily recorded within selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the company’s current operating performance.

[7]

Gain or loss on certain derivative instruments used as economic hedges of the company’s net investments in foreign subsidiaries. These charges are recorded within other income (expense). We do not believe this volatility related to mark-to-market adjustment on the underlying derivative instruments reflects the company’s operational performance.

[8]

Includes significant gain on sale of equity method investment. During the three months ended February 28, 2021, the Company recorded a gain of $191 million in Other income due to a partial sale of its equity method investment in Option Care Health.

[9]

Adjustments to income tax provision include adjustments to the GAAP basis tax provision commensurate with non-GAAP adjustments and certain discrete tax items including U.S. tax law changes and equity method non-cash tax. These charges are recorded within income tax provision (benefit).

[10]

Adjustments to post tax equity earnings from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the company’s non-GAAP adjustments. These charges are recorded within post tax earnings (loss) from other equity method investments. Although the company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

NON-GAAP RECONCILIATIONS BY SEGMENT

	Three months ended February 28, 2021
	United States[1]	International	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$27,344	$5,425	$10	$32,779
Gross profit (GAAP)	$5,702	$1,079	$—	$6,781
Transformational cost management	1	(1)	—	—
LIFO provision	2	—	—	2

Adjusted gross profit (Non-GAAP measure)	$5,704	$1,078	$—	$6,783

Selling, general and administrative expenses (GAAP)	$4,954	$973	$102	$6,029
Transformational cost management	(140)	(21)	(17)	(178)
Acquisition-related amortization	(96)	(17)	—	(114)
Certain legal and regulatory accruals and settlements	(60)	—	—	(60)
Acquisition-related costs	9	(2)	(2)	5

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,667	$933	$83	$5,683

Operating income (loss) (GAAP)	$828	$106	$(102)	$832
Adjustments to equity earnings (loss) in AmerisourceBergen	45	—	—	45
Transformational cost management	140	21	17	178
Acquisition-related amortization	96	17	—	114
Certain legal and regulatory accruals and settlements	60	—	—	60
LIFO provision	2	—	—	2
Acquisition-related costs	(9)	2	2	(5)

Adjusted operating income (loss) (Non-GAAP measure)	$1,163	$146	$(83)	$1,225

Gross margin (GAAP)	20.9%	19.9%		20.7%
Adjusted gross margin (Non-GAAP measure)	20.9%	19.9%		20.7%
Selling, general and administrative expenses percent to sales (GAAP)	18.1%	17.9%		18.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.1%	17.2%		17.3%
Operating margin[2]	2.7%	2.0%		2.3%
Adjusted operating margin (Non-GAAP measure)[2]	3.8%	2.7%		3.4%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and six month period ended February 28, 2021 includes AmerisourceBergen equity earnings (loss) for the period of October 1, 2020 through December 31, 2020 and the period of July 1, 2020 through December 31, 2020, respectively. Operating income for the three and six month period ended February 29, 2020 includes AmerisourceBergen equity earnings for the period of October 1, 2019 through December 31, 2019, and the period of July 1, 2019 through December 31, 2019, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

	Three months ended February 29, 2020
	United States[1]	International	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$27,245	$4,091	$—	$31,336
Gross profit (GAAP)	$5,827	$1,188	$3	$7,017
Transformational cost management	3	—	—	3
LIFO provision	28	—	—	28
Acquisition-related costs	32	—	—	32
Store optimization	1	—	—	1

Adjusted gross profit (Non-GAAP measure)	$5,890	$1,188	$3	$7,081

Selling, general and administrative expenses (GAAP)	$4,796	$1,048	$65	$5,909
Transformational cost management	(53)	(44)	(18)	(115)
Acquisition-related amortization	(79)	(19)	—	(98)
Acquisition-related costs	(66)	—	(1)	(67)
Store optimization	(29)	—	—	(29)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,569	$985	$45	$5,600

Operating income (GAAP)	$1,059	$140	$(62)	$1,136
Adjustments to equity earnings (loss) in AmerisourceBergen	73	—	—	73
Transformational cost management	56	44	18	118
Acquisition-related amortization	79	19	—	98
LIFO provision	28	—	—	28
Acquisition-related costs	98	—	1	99
Store optimization	30	—	—	30

Adjusted operating income (Non-GAAP measure)	$1,422	$203	$(43)	$1,582

Gross margin (GAAP)	21.4%	29.0%		22.4%
Adjusted gross margin (Non-GAAP measure)	21.6%	29.0%		22.6%
Selling, general and administrative expenses percent to sales (GAAP)	17.6%	25.6%		18.9%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.8%	24.1%		17.9%
Operating margin[2]	3.8%	3.4%		3.5%
Adjusted operating margin (Non-GAAP measure)[2]	4.8%	5.0%		4.7%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and six month period ended February 28, 2021 includes AmerisourceBergen equity earnings (loss) for the period of October 1, 2020 through December 31, 2020 and the period of July 1, 2020 through December 31, 2020, respectively. Operating income for the three and six month period ended February 29, 2020 includes AmerisourceBergen equity earnings for the period of October 1, 2019 through December 31, 2019, and the period of July 1, 2019 through December 31, 2019, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

	Six months ended February 28, 2021
	United States[1]	International	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$54,507	$9,709	$—	$64,217
Gross profit (GAAP)	$11,341	$2,069	$1	$13,411
Transformational cost management	—	(1)	—	—
LIFO provision	35	—	—	35

Adjusted gross profit (Non-GAAP measure)	$11,375	$2,069	$1	$13,445

Selling, general and administrative expenses (GAAP)	$9,723	$1,925	$172	$11,820
Transformational cost management	(201)	(48)	(29)	(278)
Certain legal and regulatory accruals and settlements	(60)	—	—	(60)
Acquisition-related amortization	(173)	(36)	—	(209)
Acquisition-related costs	1	(4)	(13)	(16)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$9,291	$1,837	$129	$11,257

Operating income (loss) (GAAP)	$324	$145	$(172)	$298
Adjustments to equity earnings (loss) in AmerisourceBergen	1,526	—	—	1,526
Transformational cost management	201	47	29	278
Acquisition-related amortization	173	36	—	209
Certain legal and regulatory accruals and settlements	60	—	—	60
LIFO provision	35	—	—	35
Acquisition-related costs	(1)	4	13	16

Adjusted operating income (loss) (Non-GAAP measure)	$2,318	$232	$(129)	$2,422

Gross margin (GAAP)	20.8%	21.3%		20.9%
Adjusted gross margin (Non-GAAP measure)	20.9%	21.3%		20.9%
Selling, general and administrative expenses percent to sales (GAAP)	17.8%	19.8%		18.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.0%	18.9%		17.5%
Operating margin[2]	3.0%	1.5%		2.5%
Adjusted operating margin (Non-GAAP measure)[2]	3.8%	2.4%		3.4%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and six month period ended February 28, 2021 includes AmerisourceBergen equity earnings (loss) for the period of October 1, 2020 through December 31, 2020 and the period of July 1, 2020 through December 31, 2020, respectively. Operating income for the three and six month period ended February 29, 2020 includes AmerisourceBergen equity earnings for the period of October 1, 2019 through December 31, 2019, and the period of July 1, 2019 through December 31, 2019, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

	Six months ended February 29, 2020
	United States[1]	International	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$53,377	$7,870	$—	$61,247
Gross profit (GAAP)	$11,541	$2,252	$2	$13,794
Transformational cost management	3	3	—	6
LIFO provision	61	—	—	61
Acquisition-related costs	60	—	—	60
Store optimization	1	—	—	1

Adjusted gross profit (Non-GAAP measure)	$11,666	$2,254	$2	$13,922

Selling, general and administrative expenses (GAAP)	$9,605	$2,060	$113	$11,778
Transformational cost management	(118)	(54)	(20)	(192)
Acquisition-related amortization	(156)	(41)	—	(197)
Acquisition-related costs	(160)	(1)	(2)	(163)
Store optimization	(38)	—	—	(38)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$9,134	$1,964	$91	$11,189

Operating income (GAAP)	$1,977	$191	$(111)	$2,057
Transformational cost management	121	57	20	198
Acquisition-related amortization	156	41	—	197
LIFO provision	61	—	—	61
Acquisition-related costs	220	1	2	223
Store optimization	39	—	—	39
Adjustments to equity earnings (loss) in AmerisourceBergen	152	—	—	152

Adjusted operating income (Non-GAAP measure)	$2,725	$290	$(89)	$2,926

Gross margin (GAAP)	21.6%	28.6%		22.5%
Adjusted gross margin (Non-GAAP measure)	21.9%	28.6%		22.7%
Selling, general and administrative expenses percent to sales (GAAP)	18.0%	26.2%		19.2%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.1%	25.0%		18.3%
Operating margin[2]	3.6%	2.4%		3.3%
Adjusted operating margin (Non-GAAP measure)[2]	4.7%	3.7%		4.5%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and six month period ended February 28, 2021 includes AmerisourceBergen equity earnings (loss) for the period of October 1, 2020 through December 31, 2020 and the period of July 1, 2020 through December 31, 2020, respectively. Operating income for the three and six month period ended February 29, 2020 includes AmerisourceBergen equity earnings for the period of October 1, 2019 through December 31, 2019, and the period of July 1, 2019 through December 31, 2019, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

EQUITY EARNINGS (LOSS) IN AMERISOURCEBERGEN

	Three months ended		Six months ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Equity earnings in AmerisourceBergen (GAAP)	$80	$28	$(1,293)	$41
Litigation settlements and other	16	8	1,564	44
Acquisition-related amortization	30	31	60	61
New York State Opioid Stewardship Act	—	—	3	—
Asset Impairment	—	29	3	29
Certain discrete tax benefits	(6)	—	—	—
PharMEDium remediation costs	—	3	—	6
Anti-Trust	—	(2)	—	(2)
LIFO provision	(6)	3	(13)	14
Tax reform	11	—	(90)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$125	$101	$234	$193

ADJUSTED EFFECTIVE TAX RATE

	Three months ended February 28, 2021			Three months ended February 29, 2020
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$946	$42	4.4%	$1,008	$149	14.8%
Impact of non-GAAP adjustments	194	31		452	84
Equity method non-cash tax	—	(20)		—	(1)
Adjusted tax rate true-up	—	21		—	6

Subtotal	$1,141	$75		$1,460	$238
Exclude adjusted equity earnings in AmerisourceBergen	(125)	—		(101)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,015	$75	7.3%	$1,359	$238	17.5%

	Six months ended February 28, 2021			Six months ended February 29, 2020
	Earnings (loss) before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$339	$(165)	(48.6)%	$1,806	$172	9.5%
Impact of non-GAAP adjustments	1,934	86		864	163
Equity method non-cash tax	—	326		—	1
Adjusted tax rate true-up	—	28		—	7
U.S. tax law changes	—	—		—	6

Subtotal	$2,273	$275		$2,670	$349
Exclude adjusted equity earnings in AmerisourceBergen	(234)	—		(193)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$2,040	$275	13.5%	$2,477	$349	14.1%

FREE CASH FLOW

	Three months ended		Six months ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Net cash provided by operating activities (GAAP)	$1,361	$1,423	$2,556	$2,484
Less: Additions to property, plant and equipment - as reported	(261)	(318)	(692)	(705)

Free cash flow - (Non-GAAP measure)[1]	$1,100	$1,105	$1,864	$1,779

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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